EXHIBIT 99.1

                  NOTICE TO DIRECTORS AND EXECUTIVE OFFICERS OF
                      WILSON GREATBATCH TECHNOLOGIES, INC.

       Restriction on Trading in WGT Common Stock During a Blackout Period
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     During an upcoming blackout period under WGT's Equity Plus Plan - 401(k)
Retirement Plan, new rules prohibit you from purchasing, selling, acquiring, or transferring WGT common stock or associated derivative securities (i.e. stock options) that you acquired in connection with your service or employment as a director or executive officer of WGT.

     The blackout period will be in effect as a result of the merger of WGT's 401(k) retirement plan with WGT's stock bonus plan, effective as of July 1, 2004, and a transfer of the recordkeeping services under the 401(k) plan to The Vanguard Group. THE BLACKOUT PERIOD WILL BEGIN AT 4:00 P.M. EASTERN TIME ON JUNE 4, 2004 AND IS EXPECTED TO END DURING THE WEEK OF JULY 4, 2004. Plan participants with open brokerage accounts will not be able to transfer funds or conduct purchases beginning at 4:00 p.m. Eastern Time on June 4, 2004 and ending at midnight on June 22, 2004. Plan participants with other accounts will not be able to make contribution changes, fund transfers, or investment allocation changes, take a loan, or request a withdrawal or distribution beginning at 4:00 p.m. Eastern Time on June 24, 2004 and ending the week of July 4, 2004. Plan participants will not be permitted to transfer funds between their open brokerage accounts and their other plan accounts until the blackout period ends.

     Under new Regulation BTR adopted pursuant to the Sarbanes-Oxley Act of 2002, WGT is required to notify you of this blackout period and of certain restrictions on trading in WGT securities during the blackout period.

     You may not take the following actions during the blackout period (which begins 4:00 p.m. Eastern Time on June 4, 2004 and is expected to end the week of July 4, 2004):

     -- Purchase, sell, acquire, or transfer shares of WGT common stock that you acquired in connection with your service or employment as a director or executive officer of WGT; or

     --   Purchase, sell, transfer or exercise WGT stock options.

     The prohibition on purchases, sales and other transactions does not apply to trades made pursuant to Rule 10b5-1 trading plans, provided that you did not enter into or modify the trading plan during the blackout period or while aware of the actual approximate beginning or ending dates of the blackout period.

     During the week of July 4, 2004, you should contact Vanguard Participant Services at (800) 523-1188 to determine when the blackout period has ended.

     For further information regarding this blackout period, please contact Ernest Norman at the following address and phone number:

                                    Ernest Norman
                                    Wilson Greatbatch Technologies, Inc.
                                    9645 Wehrle Drive
                                    Clarence, New York 14031
                                    (716) 759-5689

Dated:  April 28, 2004